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                                                                 EXHIBIT 2(k)(1)


                            ADMINISTRATION AGREEMENT

      AGREEMENT made this ____ day of June 1998, by and between Chartwell Dividend and Income Fund, Inc., a Maryland corporation (hereinafter called the "Fund"), and Princeton Administrators, L.P., a Delaware limited partnership (hereinafter called the "Administrator");

                               W I T N E S S E T H

      WHEREAS, the Fund is a closed-end diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Fund and Chartwell Investment Partners, L.P. (the "Investment Adviser") are entering into an Investment Advisory Agreement (the "Investment Advisory Agreement") pursuant to which the Investment Adviser will provide investment advice to the Fund and be responsible for the portfolio management of the Fund; and

      WHEREAS, the Fund desires to retain the Administrator to render certain administrative services in the manner and on the terms and conditions hereafter set forth; and

      WHEREAS, the Administrator desires to be retained to perform services on said terms and conditions.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Administrator agree as follows:

      1. Duties of the Administrator. The Fund hereby retains the Administrator to act as administrator of the Fund, subject to the supervision and direction of the Board of Directors of the Fund, as hereinafter set forth. The Administrator shall perform or arrange for the performance of the following administrative services and clerical services: (i) maintain and keep certain of the books and records of the Fund, including journals of the Fund's investments, capital shares and income and expenses, individual ledgers for investment securities, and historical tax lots for each security; (ii) prepare and, subject
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approval by the Fund, file certain reports and other documents required by U.S.
Federal securities laws and regulations and by U.S. stock exchanges on which Fund shares are listed, including the Fund's N-SAR reports; (iii) coordinate tax-related matters; (iv) prepare periodic reports to Fund shareholders; (v) respond to inquiries from Fund shareholders; (vi) calculate, or arrange for the calculation of, the net asset value of the Fund's shares, and communicate such value to the Fund and to such entities as the Fund shall designate from time to time; (vii) arrange for payment of the Fund's expenses, including calculation of various contractual expenses of the Fund's service providers, and the review and approval of invoices for the Fund's account and submission to a Fund officer for authorization of payment in a manner to be agreed upon; (viii) coordinate the performance of administrative and professional services rendered to the Fund by others, including its custodian, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and other services; (ix) provide the Fund with the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Fund; (x) provide the Fund with administrative office and data processing facilities; (xi) consult with the Fund's officers, independent accountants, legal counsel, custodian and any sub-custodian, registrar, transfer agent and dividend disbursing agent and dividend reinvestment plan agent in establishing and administering the accounting policies of the Fund; (xii) prepare such financial information and reports as may be required by any banks from which the Fund borrows funds; (xiii) provide such assistance to the Investment Adviser, the custodian and any sub-custodian, and the Fund's counsel and auditors as generally may be required to carry on properly the business and operations of the Fund; (xiv) prepare reports related to the Fund's preferred stock, if any, as required by rating agencies; (xv) calculate the Fund's annual net investment income (including net realized short-term capital gain) and net realized capital gain to determine the Fund's minimum annual distributions to shareholders and the tax and accounting treatment of such distributions on a per share basis, to be reviewed by the Fund's independent public accountants; (xvi) supply various Fund statistical data as reasonably requested; (xvii) compute the Fund's yields, total return, expense ratios and portfolio turnover rate; and (xviii) monitor expense accruals. The Fund agrees to cause the custodian and Investment Adviser to deliver, on a timely basis, such information to the Administrator as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and expenses borne by the Fund, the Fund management letter to stockholders and such other information necessary for the Administrator to prepare the above referenced reports and


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filings, and the Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

      2. Expenses of the Administrator. The Administrator will bear all expenses necessary to perform its obligations under this Agreement, except that the Fund shall pay reasonable travel expenses of persons who perform administrative, clerical and bookkeeping functions on behalf of the Fund. The Fund and the Investment Adviser assume and shall pay or cause to be paid all other expenses of the Fund as set forth in the Investment Advisory Agreement. The expenses of the legal counsel and accounting experts retained by the Administrator, after consulting with the Fund counsel and independent auditors, as may be necessary or appropriate for the Administrator's performance of its duties and responsibilities under this Agreement are deemed expenses of, and shall be paid by, the Fund.

      3. Compensation of the Administrator. For the services rendered to the Fund by the Administrator pursuant to this Agreement, the Fund shall pay to the Administrator on the first business day of each calendar month a fee for the previous month at an annual rate equal to the greater of (i) $150,000 per annum ($12,500 per month), or (ii) at an annual rate equal to .15% of the Fund's Managed Assets (as hereinafter defined). For the purpose of determining fees payable to the Administrator, the value of the Fund's assets shall be computed at the times and in the manner specified in the Fund's registration statement on Form N-2, as amended from time to time (the "Registration Statement"). Compensation by the Fund of the Administrator shall commence on the date of the first receipt by the Fund of the proceeds of the sale of its shares to the Underwriters as described in the Registration Statement, and the fee for the period from the date the Fund shall first receive the proceeds of the sale of its shares to the Underwriters as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within (7) days after the date of termination of this Agreement. "Managed Assets" means the average weekly value of the Fund's total assets minus the sum of the Fund's liabilities, which liabilities exclude debt relating to leverage, short-term debt and the aggregate liquidation preference of any outstanding preferred stock.

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      4.    Limitation of Liability of the Administrator, Indemnification.

      (a) The Administrator shall exercise its best judgment in rendering its services pursuant to this Agreement. The Administrator shall not be liable to any person for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Administrator in the performance of its duties hereunder, provided, however, that nothing herein contained shall be construed to protect the Administrator against any liability to the Fund or its shareholders, to which the Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

      (b) The Administrator may, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of accounting experts, at the expense of the Fund. The Administrator shall provide notice to the Fund if the Administrator applies for the advice and opinion of legal counsel or accounting experts at the expense of the Fund. The Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

      (c) The Fund agrees to indemnify and hold harmless the Administrator from and against all charges, claims, expenses (including reasonable legal fees) and liabilities reasonably incurred by the Administrator in or by reason of any action, suit, investigation or other proceeding arising out of or based upon any action actually taken or allegedly taken or omitted by the Administrator in connection with the performance of its duties hereunder. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Administrator against or entitle or be deemed to entitle the Administrator to indemnification by reason of the Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder. Such expenses shall be paid by the Fund in advance of the final disposition of such matter upon invoice by the Administrator and receipt by the Fund of an undertaking from the Administrator to repay such amounts if it shall ultimately be established that the Administrator is not entitled to payment of such expenses hereunder.

      (d) As used in this Paragraph 4, the term "Administrator" shall include any affiliates of the Administrator performing services for the Fund contemplated hereby and


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directors, partners, officers, agents and employees of the Administrator and such affiliates.

      5. Activities of the Administrator. The services of the Administrator under this Agreement are not to be deemed exclusive, and the Administrator and any person controlled by or under common control with the Administrator shall be free to render similar services to others.

      6. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written, shall supersede any other written agreement between the parties hereto, and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund or the Administrator, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

      7. Amendments of this Agreement. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

      8. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    CHARTWELL DIVIDEND AND INCOME FUND, INC.


                                    By:_________________________________

                                    Title:________________________________


                                    PRINCETON ADMINISTRATORS, L.P.
                                    By PRINCETON SERVICES, INC.,
                                    General Partner

                                    By: _________________________________

                                    Title: Senior Vice President
                                           ______________________________

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